Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

January 25, 2019

Board of Directors
Inpixon
2479 E. Bayshore Road

Suite 195
Palo Alto, CA 94303

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the registration of an additional 5,241,376 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2018 Employee Stock Incentive Plan, as amended (the “2018 Plan”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed on January 25, 2019.

For purposes of rendering this opinion, we have examined the 2018 Plan, the Registration Statement, the Articles of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s Board of Directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the 2018 Plan and in the manner described in the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ MITCHELL SILBERBERG & KNUPP LLP

MITCHELL SILBERBERG & KNUPP LLP

12 East 49th Street, 30th Floor, New York, New York 10017-1028 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com